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                                                                   Exhibit 10.18

                        SECOND AMENDMENT TO OFFICE LEASE

      This Second Amendment to Office Lease ("Second Amendment") is made and entered into on this 4th day of August 2006 between SELIG REAL ESTATE HOLDINGS FOURTEEN, a Washington Limited Liability Company, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington (hereinafter, the "Lessor") and ISILON SYSTEMS, INC., a Delaware Corporation, whose address is 3101 Western Avenue, Seattle, Washington (hereinafter, the "Lessee").

A. Recitals

1. Lessor is the owner of the 3101 Western Avenue Building, located at 3101 Western Avenue, Seattle, Washington 98121 (hereinafter, referred to as the "Building").

      2. On or about November 11, 2005, Lessor entered into an office lease (the "Master Lease") with Lessee whereby Lessee leased 43,950 rentable square feet situated on the entire 5th and 6th floor levels of the Building (the "Initial Premises"), and on or about December 2, 2005, Lessor and Lessee amended the lease to include an additional 21,613 rentable square feet ("First Expansion Premises") of raised floor/ mechanical space located on the "C" Level of the Building (hereinafter, the "Premises").

      3. Lessee wishes to lease additional space of approximately 21,975 rentable square feet being the entire 7th floor of the Building; Lessor and Lessee hereby agree to amend the Lease to include the additional premises on the terms and conditions set forth below.

B. Agreement

      1. Additional Leased Premises: The additional premises leased by Lessee pursuant to this Second Amendment consist of approximately 21,975 rentable square feet of office space (hereinafter, the "Second Expansion Premises") located on the 7th floor of the Building and more specifically depicted on the attached Exhibit "A". The exact amount of rentable square footage constituting the Second Expansion Premises shall be measured by Lessor's architect in compliance with 1996 BOMA Standards. Such measurements shall be subject to confirmation by Lessee's architect within ten (10) days after Lessor provides Lessee with its measurements. Paragraph 1 of the Master Lease, DESCRIPTION, shall be changed from the original leased space of 43,950 rentable square feet to 65,925 rentable square feet (which, together with the First Expansion Premises, shall constitute the "Premises").

      2. Term: The term of the lease of the Second Expansion Premises shall be seven (7) years and five (5) months to commence January 1, 2007 and shall expire June 30, 2014. Additionally, the term for the Initial Premises shall be extended through June 30, 2014.

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      3     Delivery of Second Expansion Premises: Lessor shall deliver the
            Second Expansion Premises to Lessee in turnkey condition prior to January 1, 2007 subject to Paragraph 6 below. In the event the Second Expansion Premises are not ready for occupancy on the date set forth above, whether occasioned by Lessor or Lessee, the lease term shall be extended in such a manner as to reflect the delay occasioned by the failure of the Second Expansion Premises to be ready for occupancy. Notwithstanding anything to the contrary herein, and provided that Lessor has received final approval and signed off construction documents not later than the close of business October 1, 2006, if Lessor has not delivered the Second Expansion Premises to Lessee as substantially complete by March 1, 2007, except to the extent that such delay was caused by events of Force Majeure or Tenant Delay, then Lessee shall be entitled to two
            (2) day of free rent for each day that the Second Expansion Premises are not ready for occupancy after March 1, 2007.

      4. Base Rental: Base Rental payable by Lessee for the Second Expansion Premises shall be as follows:

Months                                  Base Rental/RSF
------                                  ---------------
January 1, 2007- June 1, 2007:              $ 0.00
July 1, 2007 - March 31,  2008:             $23.60
April 1, 2008 - March 31, 2009:             $24.60
April 1, 2009 - March 31, 2010 :            $26.10
April 1, 2010 - March 31, 2011 :            $27.60
April 1, 2011 - March 31, 2012 :            $29.10
April 1, 2012 - March 31, 2013 :            $30.60
April 1, 2013 - June 30, 2014 :             $32.10

                  Base Rental for the Initial Premises extended term (April 1, 2013 - June 30, 2014 shall be $32.10/RSF.

      5. Design Services: Lessor shall, at Lessor's expense provide for all space planning, design, documentation and contract administration in connection with all work to be done in the Second Expansion Premises in order to prepare the Second Expansion Premises for Lessee's effective occupancy. Lessor will be responsible for the architectural fees and expenses for the above work. Lessor will furthermore contract with and pay for the design and engineering services pertaining to structural, mechanical, electrical, and fire protection. Lessor shall, at Lessor's expense, furnish to Lessee, for Lessee's approval, all drawings necessary for the preparation of the Second Expansion Premises for Lessee's use and occupancy.

      6. Finish Work: The space would be completed on a turn-key basis in accordance with mutually approved working drawings prepared by SKB Architects. The turnkey improvement package shall include all hard construction costs and all other miscellaneous costs (including but not limited to required permits, architectural fees and engineering fees ). Such

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            improvements shall include finishes to match the Initial Premises based on a general office configuration that is substantially similar to that currently occupied by Lessee on the 5th floor of the Building.

            Except as provided for above, Lessor shall not be responsible for the payment, including installation costs, of any of Lessee's built-in furniture, trade fixtures, or other "custom-made" improvements. Lessor shall not be responsible for installation of telephone and computer equipment.

      7. Parking: Lessee shall be provided parking for twenty (20) additional cars inside the Building garage and an additional ten (10) stalls outside the Building, all at market rate subject to the cap set forth in Paragraph 39 of the Master Lease.

      8. Space Pocket: Of this additional space for the Second Expansion Premises, Lessee shall have the option to designate up to 5,475 rentable square feet as a space pocket. The pocketed area may be comprised of space located in various areas throughout the Second Expansion Premises. Lessee shall not pay rent on the space pocketed area as long as the space remains unused. Lessor and Lessee agree that this 5,475 square foot pocket shall be incorporated into rentable area upon commencement of month ten (10) of the lease term for the Second Expansion Premises, i.e. September 1, 2007, or upon the actual use thereof if such use occurs between June 1, 2007 and August 31, 2007.

      9. Agency/Commission: Lessor recognizes that GVA Kidder Mathews represents Lessee in this transaction and agrees to pay a real estate commission equivalent to $6.00 per rentable square foot on the 7th floor and $1.00 per rentable square foot on the Initial Premises term extension. Said real estate commissions shall be payable one half (1/2) upon full execution of this Second Amendment and one half (1/2) upon commencement of the lease for the Second Expansion Premises. If not paid by Lessor when due, the commission amount shall be paid directly by Lessee and Lessee shall be given a rent credit for the amount so paid.

      10. Entire Agreement: This is the entire agreement between the parties relative to the subject matter of this Second Amendment. It cannot be modified or added without a writing signed by both parties. Except as expressly modified herein, all other provisions of the Master Lease remain in full force and effect.

SELIG REAL ESTATE HOLDINGS              ISILON SYSTEMS, INC.
FOURTEEN, LLC

By: Martin Selig                        By: ____________________________________
    -----------------------------

Its:   Managing Member                  Its:____________________________________

Dated:___________________________       Dated:__________________________________